Exhibit 3(a)
FORM OF
PRINCIPAL UNDERWRITING AGREEMENT
      THIS PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 1st day of May, 2008, by and between TRANSAMERICA CAPITAL, INC. (“TCI”), an Iowa corporation, and ML LIFE INSURANCE COMPANY OF NEW YORK (“MLLICNY”), a New York corporation, on its own behalf and on behalf of the separate investment accounts of MLLICNY set forth in Exhibit A - Variable Life Products and Exhibit B - Variable Annuity Products attached hereto and made a part hereof (collectively, the “Account”).
WITNESSETH:
      WHEREAS, the Account(s) were established or acquired by MLLICNY under the laws of the State of New York, pursuant to a resolution of MLLICNY’s Board of Directors in order to set aside the investment assets attributable to certain variable life insurance and variable annuity contracts (“Variable Contracts”) issued by MLLICNY;
      WHEREAS, MLLICNY has registered or will register the Account(s) with the Securities and Exchange Commission (“SEC”) as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”);
      WHEREAS, MLLICNY also issues single premium modified guaranteed annuity contracts, which are subject to market value adjustments, set forth in Exhibit C - Modified Guaranteed Annuity Products attached hereto and made a part hereof (the “MVA Contracts” and, together with the Variable Contracts, the “Contracts”);
      WHEREAS, MLLICNY has registered or will register the Contracts under the Securities Act of 1933 (the “1933 Act”);

      WHEREAS, MLLICNY shall have the Plan of Operations for the Accounts approved by the New York Superintendent of Insurance;
      WHEREAS, TCI may not assign or delegate its responsibilities without prior written consent of the MLLICNY Board and approval by the New York Superintendent of Insurance;
      WHEREAS, TCI is and will continue to be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”), and a member of the Financial Industries Regulatory Authority (the “FINRA”) prior to the offer and sale of the Contracts; and
      WHEREAS, MLLICNY proposes to have the Contracts sold and distributed through TCI, and TCI is willing to sell and distribute such Contracts under the terms stated herein;
      NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
      1.     Appointment as Distributor/Principal Underwriter. MLLICNY grants to TCI the exclusive right to be, and TCI agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. TCI agrees to use its best efforts to solicit applications for the Contracts and otherwise perform all duties and functions which are necessary and proper for the distribution of the Contracts.
      2.     Prospectus. TCI agrees to offer the Contracts for sale in accordance with the registration statements and prospectus therefore then in effect. TCI is not authorized to give any information or to make any representations concerning the

Contracts other than those contained in the current prospectus therefore filed with the SEC or in such sales literature as may be authorized by MLLICNY.
      3.     Considerations. All premiums, purchase payments or other moneys payable under the Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to MLLICNY or its designated servicing agent and shall become the exclusive property of MLLICNY. Checks or money orders in payment under the Contracts shall be drawn to the order of “ML Life Insurance Company of New York” and funds may be remitted by wire if prior written approval is obtained from MLLICNY. MLLICNY shall collect premiums or establish a lock-box bank arrangement in its name for the deposit of amounts collected from policyholders (including payments of principal or interest on contract loans) from any collection facility, including intermediaries and other persons or institutions that receive remittances with respect to MLLICNY’s business. If a lock-box arrangement is used, MLLICNY's employees will direct the disbursement of funds.
      4.     Copies of Information. MLLICNY shall furnish TCI with copies of all prospectuses, financial statements and other documents which TCI reasonably requests for use in connection with the distribution of the Contracts.
      5.     Representations. TCI represents that it is (a) duly registered as a broker-dealer under the 1934 Act, (b) a member in good standing of FINRA and (c) to the extent necessary to offer the Contracts, duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. TCI shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with FINRA Rules and federal and state securities and insurance laws and regulations.

      6.     Other Broker-Dealer Agreements. TCI is hereby authorized to enter into written sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by TCI shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with FINRA Rules and applicable federal and state securities and insurance laws and shall be in such form and contain such other provisions as MLLICNY may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately registered by FINRA and licensed and appointed by MLLICNY for the sale of Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold. All applications for Contracts solicited by such broker-dealers through their representatives, together with any other required documentation and premiums, purchase payments and other moneys, shall be handled as set forth in paragraph 3 above.
      7.     Insurance Licensing and Appointments. MLLICNY shall apply for the proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons associated with TCI or with other independent broker-dealers that have entered into sales agreements with TCI for the sale of Contracts, provided that MLLICNY reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.
      8.     Recordkeeping. MLLICNY and TCI shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the 1940 Act, and 1934 Act, and any other applicable laws and regulations. The books, accounts and records of MLLICNY, of the Account(s), and of TCI as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. MLLICNY (or such other entity engaged by MLLICNY for this purpose), on behalf of and as agent for TCI, shall maintain TCI's books and records pertaining to the sale of Contracts to the extent as mutually agreed upon from time to time by MLLICNY and TCI; provided that such books and records shall be the property of TCI, and shall at all times be subject to reasonable periodic, special or other audit or examination by the SEC, FINRA, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. MLLICNY shall be responsible for sending on behalf of and as agent for TCI all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by MLLICNY. TCI shall cause MLLICNY to be furnished with such reports as MLLICNY may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of New York and any other applicable states or jurisdictions. MLLICNY agrees that its records relating to the sale of Contracts shall be subject to such reasonable periodic, special or other audit or examination by the SEC, FINRA, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.
      9.     Commissions. MLLICNY shall have the responsibility for paying on behalf of TCI (a) any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between TCI and such broker-dealers as agreed to by MLLICNY and (b) all commissions or other fees to associated persons of TCI which are due for the sale of the Contracts in the amounts and on such terms and conditions as MLLICNY and TCI determine. Notwithstanding the preceding sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to TCI as set forth herein.
      10.     Expense Reimbursement. MLLICNY shall reimburse TCI for all costs and expenses incurred by TCI in furnishing the services, materials, and supplies required by the terms of this Agreement. The expense to be paid by MLLICNY for the services under this agreement must be actual cost incurred by TCI to provide such services so that neither party shall receive a profit nor suffer a loss. Expenses will be classified and allocated in accordance with New York State Insurance Department Regulation No. 33. TCI shall submit within 30 days prior to the end of each quarter a statement of the estimated amount of the apportioned expenses, if any, for such quarter and MLLICNY shall remit payment within 15 days following receipt of such statement. Within 60 days after the end of each fiscal year, TCI shall submit a statement of actual apportioned expenses, if any, for such fiscal year. The difference between the amount of estimated and actual expenses, if any, shall be paid to either party, as the case may be, within 15 days of the receipt of the statement of actual apportioned expenses. Records of such expenses shall be subject to audit at all times by MLLICNY and its Regulators.
      11.     Indemnification. MLLICNY agrees to indemnify TCI for any losses incurred as a result of any action taken or omitted by TCI, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.

      12.     Regulatory Investigations. TCI and MLLICNY agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with Contracts distributed under this Agreement. TCI and MLLICNY further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to MLLICNY, TCI, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:
      (a)     TCI will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by MLLICNY with respect to TCI or any representative or which may affect MLLICNY’s issuance of any Contracts marketed under this Agreement; and
      (b)     TCI will promptly notify MLLICNY of any customer complaint or notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by TCI or any representative with respect to MLLICNY or its affiliates in connection with any Contracts distributed under this Agreement.
      In the case of a customer complaint, TCI and MLLICNY will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.
      13.     Termination.
      (a)     This Agreement may be terminated by either party hereto upon 60 days' prior written notice to the other party.

      (b)     This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.
      (c)     This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.
      (d)     TCI shall not assign or delegate its responsibilities under this Agreement without the written consent of MLLICNY.
      (e)     Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by MLLICNY prior to termination.
      (f)     If any software that is used in the performance of the services under this agreement is not readily available from a third party vendor, MLLICNY shall be granted perpetual right to use such software.
      14.     Regulatory Impact. This Agreement shall be subject to, among other laws, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.
      TCI shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account(s), present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.
      15.     Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
      16.     Choice of Law. This Agreement shall be construed, enforced and governed by the laws of the State of New York.
      17.     No Assignment. Neither party may assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The New York State Insurance Department shall also be required to approve any assignment.
      18.     Disputes. Any dispute between TCI and MLLICNY shall be submitted to a board of arbitration comprised of no less than three unaffiliated arbitrators having experience and familiarity with variable insurance products and such arbitration shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Arbitration is the sole remedy for disputes arising under this agreement. Arbitration should be held New York. Expenses of such arbitration shall be borne by TCI and MLLICNY equally.
      19.     All advertising, sales and marketing material utilized on behalf of MLLICNY by TCI shall be subject to the prior approval of MLLICNY. MLLICNY shall maintain files of all such material in accordance with the New York State Insurance Department Regulation No. 34A.

      20.     TCI shall provide underwriting services to MLLICNY under this agreement in accordance with the underwriting guidelines and procedures provided to TCI by MLLICNY, and MLLICNY shall retain all final underwriting authority.
      21.     This Agreement constitutes the entire agreement between the parties; and no other agreement, statement or promise not contained in this Agreement shall be valid or binding.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

TRANSAMERICA CAPITAL, INC.
By:
Robert R. Frederick

Title: President and Chief Operations Officer

ML LIFE INSURANCE COMPANY OF NEW YORK
By:
Ronald L. Ziegler

Title: Senior Vice President

EXHIBIT A - VARIABLE LIFE PRODUCTS
ML of New York Variable Life Separate Account
ML of New York Variable Life Separate Account II

EXHIBIT B- VARIABLE ANNUITY PRODUCTS
ML of New York Variable Annuity Separate Account
ML of New York Variable Annuity Separate Account A
ML of New York Variable Annuity Separate Account B
ML of New York Variable Annuity Separate Account C
ML of New York Variable Annuity Separate Account D

EXHIBIT C - MODIFIED GUARANTEED ANNUITY PRODUCTS
Asset I